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                                                                    EXHIBIT 99.1

    ALYDAAR SOFTWARE CORPORATION RECEIVES $3 MILLION INVESTMENT FROM CREDIT
                         SUISSE FIRST BOSTON AFFILIATE


CHARLOTTE, NC, March 9, 1999 / PRNewswire / -- Alydaar Software Corporation (Nasdaq: ALYD), d/b/a Information Architects Corporation, today announced that it has completed a private placement of up to $10 million in original principal amount of convertible exchangeable debentures (Debentures) to Marshall Capital Management, Inc., an affiliate of Credit Suisse First Boston (CSFB). The investment will be made in three tranches: Tranche A for $3 million was completed on March 5, 1999; Tranche B for $2 million will automatically fund upon certain conditions being met, which the Company anticipates will be met within 120 days and Tranche C for $5 million, at the Company's option, may, upon the meeting of certain conditions, be funded on September 2, 1999 or up to six months thereafter. In addition to the issuance of the Debentures, the Company has issued warrants to the investor(s) to purchase 30,000 shares of Common Stock for an exercise price equal to the initial conversion price for Tranche A. The Company will also be required to issue additional warrants to purchase shares, if the conditions are met and Company elects to sell securities for Tranches B and C.

The Tranche A and Tranche B Debentures are convertible into shares of Common Stock, beginning ninety days after issuance. The initial conversion price for Tranche A and Tranche B will be equal to the lower of (i) 140% of the average closing bid price for the Common Stock for the ten trading days prior to the Tranche A closing date ($12.73) or (ii) 104% of the average closing bid price for the Common Stock for the ten trading days prior to the 90th day following the closing date. The conversion price of the Debentures is subject to adjustment due to certain fluctuations in the closing bid price of the Common Stock during certain periods of time and upon the occurrence of certain events. The Debentures accrue interest at the rate of 6% per annum.

Alydaar has the option, subject to the satisfaction of certain conditions (including shareholder approval authorizing issuance of preferred stock), to require the holders of the Debentures to exchange the entire principal amount of the Debentures for shares of a newly-created Series A Convertible Preferred Stock. The terms of the Preferred Stock will be substantially the same as those of the Debentures.

Alydaar will use the proceeds of the sale from the Debentures for costs related to acquisitions, for working capital and general corporate purposes.

ABOUT ALYDAAR

Headquartered in Charlotte, North Carolina, Alydaar Software Corporation is a worldwide developer of Enterprise Information Portals. Alydaar recently announced a change in its name to Information Architects (IA), which more properly describes the future business strategy for the Company. IA provides management consulting, design, development and the deployment of Virtual Information Portal solutions. Additionally, IA assists organizations in transforming their current legacy information systems


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architecture to support heterogeneous, scalable, flexible and ubiquitous internet/intranet architecture. IA also offers Year 2000 services utilizing its SmartCode technology, remediating or auditing most computer languages on most hardware platforms. IA's clients include 3M (NYSE: MMM), Advanced Micro Devices (NYSE: AMD), DuPont (NYSE: DD), Kelly Services (Nasdaq: KELYA), McDonnell-Douglas (NYSE: BA), Nabisco (NYSE: NA), British Airways (NYSE: BAB), Northern States Power (NYSE: NSP), RJ Reynolds (NYSE: RN), TOTAL (NYSE: TOT), OMG Worldwide, and Whirlpool (NYSE: WHR), among others. More information about Alydaar and Information Architects and its services can be found on the World Wide Web at http://www.informationarchitects.com.

The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, the ability of customers to package code in a timely manner, the Company's ability to manage growth and acquisitions of technology or people, diversification of the Company's business, the effect of economic and business conditions, including risks inherent in international operations, the ability to attract and retain technical personnel and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release